NEWS RELEASE
 For release Wednesday, April 21, 2004 — 8:00 A.M. (Central)

FOR MORE INFORMATION:
 Jack C. Rusch
 President and Chief Executive Officer
 First Federal Capital Corp
 (608) 781-4636

FIRST FEDERAL CAPITAL CORP (NASDAQ: FTFC)

FIRST FEDERAL INCREASES DIVIDEND,
REAUTHORIZES STOCK BUYBACK PLANS

LA CROSSE, WI — First Federal Capital Corp (NASDAQ: FTFC), parent company of First Federal Capital Bank, today announced that its Board of Directors has declared an increase to its regular quarterly cash dividend.

The new cash dividend rate of $0.15 per share represents a 7.1% increase over the previous quarterly cash dividend of $0.14 per share. The dividend is payable June 3, 2004 to shareholders of record on May 13, 2004.

This is the 13th consecutive year that First Federal has increased its cash dividend. The latest increase results in a 10-year compounded annual dividend growth rate of 14%. Based on the closing market price of $20.10 per share on April 20, 2004, the Corporation’s current annual dividend yield is now 2.99%.

Jack Rusch, First Federal President and CEO said, “Based on our excellent performance in 2003, this is an appropriate time to increase the cash dividend paid to shareholders. The dividend, combined with our stock buyback, demonstrates our commitment to enhance shareholder value.”

The 2000 and 2002 Stock Repurchase Plans, which originally authorized repurchases of up to 913,554 shares and 1,001,678 shares, respectively, were each extended for another year. A total of 149,566 shares remain to be purchased under the 2000 Plan. All shares remain to be purchased under the 2002 Plan.

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About First Federal
 First Federal’s banking subsidiary, First Federal Capital Bank, is headquartered in La Crosse, Wisconsin. Established in 1934, First Federal is a community bank serving businesses and consumers through 95 locations including 49 supermarket banks, 42 brick and mortar locations, three stand-alone loan production offices, and a high school banking office. The Company operates over 140 ATMs located in over 45 communities. in Wisconsin, northern Illinois, and Minnesota and serves more than 220,000 households with checking, savings, investment and loan products. In addition, First Federal provides commercial real estate lending services and holds a dominant market share position for residential mortgage lending in many of its markets. The Company offers business banking products in Rochester and St. Paul, Minnesota, as well as La Crosse, Wausau, and Oshkosh and Appleton, Wisconsin, and is moving ahead with plans to extend these product offerings to additional markets in 2004.

Certain matters in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions. Similarly, statements that describe First Federal’s future plans, objectives or goals are also forward-looking statements. First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect First Federal’s financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of First Federal’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in First Federal’s markets, and (x) changes in accounting principles, policies or guidelines.

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